Exhibit 2.2
List of Schedules to Agreement and Plan of Merger
     The following is a list of the subject matters addressed in the disclosure letter delivered by Hanover Compressor Company to Universal Compression Holdings, Inc. and the disclosure letter delivered by Universal Compression Holdings, Inc. to Hanover Compressor Company concurrently with entering into the merger agreement. These disclosure letters were omitted from Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K.
(1)	List of Subject Matters in Hanover Compressor Company Disclosure Letter

4.1	Conversion of Capital Stock of Universal and Hanover
5.4	Subsidiaries
5.6	No Conflict
5.10	Taxes
5.11	Employee Benefit Plans
5.12	Labor Matters
5.15	Decrees, Etc.
5.16	Insurance
5.17	No Brokers
5.22	Capital Expenditure Program
7.1	Conduct of Business
7.13	Indemnification and Insurance
10.9	Interpretation
(2)	List of Subject Matters in Universal Compression Holdings, Inc. Disclosure Letter

4.1	Outstanding Options
6.3	Capitalization
6.4	Subsidiaries
6.6	No Conflict
6.8	Litigation
6.9	Absence of Certain Changes
6.10	Taxes
6.11	Employee Benefit Plans
6.12	Labor Matters
6.16	Insurance
6.16	No Brokers
6.22	Capital Expenditure Program
7.1	Covenants
7.13	Indemnification and Insurance
10.9	Interpretation